Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the following Registration Statements:

(1) Registration Statement (Form S-3 No. 333-333-194293) of Regulus Therapeutics Inc., and

(2) Registration Statement (Form S-8 Nos. 333-184324, 333-188606 and 333-194294) pertaining to the 2009 Equity Incentive Plan, 2012 Equity Incentive Plan and the 2012 Employee Stock Purchase Plan of Regulus Therapeutics Inc.;

of our report dated February 18, 2015, with respect to the financial statements of Regulus Therapeutics Inc. included in this Annual Report (Form 10-K) of Regulus Therapeutics Inc. for the year ended December 31, 2014.

/s/ Ernst & Young LLP

San Diego, California

February 18, 2015